Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 14, 2022, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-261923) and related Prospectus of Planet Labs PBC for the registration of up to 183,781,772 shares of its common stock, up to 5,933,333 of its redeemable warrants, and up to 12,833,315 shares of its common stock that may be issued upon exercise of outstanding warrants.

/s/ Ernst & Young LLP

San Jose, California
May 5, 2022